Exhibit 99.1

For Immediate Release | July 23, 2026 | Chico, California

TriCo Bancshares reports second quarter 2026 net income of $34.2 million, diluted EPS of $1.06 following merger announcement

2Q2026 Financial Highlights
•Net income was $34.2 million or $1.06 per diluted share as compared to $33.7 million or $1.04 per diluted share in the trailing quarter, and an increase of $6.6 million or 24.1% from the second quarter of 2025
•Net interest income (FTE) was $93.9 million, an increase of $2.4 million or 2.6% over the trailing quarter; net interest margin (FTE) was 4.11%, an increase of 4 basis points over 4.07% in the trailing quarter
•Loan balances increased $242.9 million or 13.7% (annualized) from the trailing quarter and increased $352.1 million or 5.1% from the same quarter of the prior year
•Deposit balances decreased $34.8 million or 1.7% (annualized) from the trailing quarter and $7.0 million or 0.1% from the same quarter of the prior year. One-way sell deposit balances totaled $68.8 million at quarter end, as compared to zero for both the trailing quarter and same quarter of the prior period
•Average non-interest bearing deposits grew by 2.5% year over year and were 30.7% of total deposits at quarter end
•Yield on average earning assets was 5.31%, an increase of 5 basis points over the 5.26% in the trailing quarter; yield on average loans was 5.85%, an increase of 7 basis points over the 5.78% in the trailing quarter
•The average cost of total deposits was 1.27%, an increase of 1 basis points as compared to 1.26% in the trailing quarter, and a decrease of 10 basis points from 1.37% in the same quarter of the prior year

Executive Commentary:

“Our second quarter results are highlighted by robust loan growth across our markets, reflecting the continued trust that customers and communities place in Tri Counties Bank. This continued growth, combined with the synergies we expect to develop over time with First Hawaiian Bank, further support the merits and thesis of our recent merger announcement. In addition to the obvious size and scale that will be created, our capacity and resources to serve California communities will continue to expand following the union of TCBK and FHB,” said Rick Smith, Chairman and CEO.

Peter Wiese, EVP and CFO added, “growth in loans and earning assets, continued repricing of loans and investment securities, and disciplined balance sheet management all contributed to the expansion of net interest income and margin. Despite the slight increase in our efficiency ratio, after adjusting for merger-related expenses and elevated incentive compensation related to loan growth and overall bank performance, expense control also remains disciplined. While capital deployment remains top of mind for management, we expect that share repurchase activities, if any, will be limited given the merger announcement.”

Selected Financial Highlights
•For the quarter ended June 30, 2026, the Company’s return on average assets was 1.37%, while the return on average equity was 10.15%; for the trailing quarter ended March 31, 2026, the Company’s return on average assets was 1.38%, while the return on average equity was 10.08%
•Diluted earnings per share were $1.06 for the second quarter of 2026, compared to $1.04 for the trailing quarter and $0.84 during the second quarter of 2025
•The loan to deposit ratio was 87.36% as of June 30, 2026, as compared to 84.11% for the trailing quarter end
•The efficiency ratio was 56.25% for the quarter ended June 30, 2026, as compared to 54.55% for the trailing quarter, inclusive of $0.9 million in merger related expenses during the current quarter, versus none in the trailing quarter
•The provision for credit losses was $2.7 million during the quarter ended June 30, 2026, as compared to $3.3 million during the trailing quarter
•The allowance for credit losses (ACL) to total loans was 1.78% as of June 30, 2026, compared to 1.81% as of the trailing quarter end, and 1.79% as of June 30, 2025. Non-performing assets to total assets were 0.76% on June 30, 2026, as compared to 0.77% as of March 31, 2026, and 0.68% on June 30, 2025

The financial results reported in this document are preliminary and unaudited. Final financial results and other disclosures will be reported on Form 10-Q for the period ended June 30, 2026, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Operating Results and Performance Ratios

	Three months ended
	June 30, 2026	March 31, 2026
(dollars and shares in thousands, except per share data)			$ Change	% Change
Net interest income	$93,630	$91,226	$2,404	2.6%
Provision for credit losses	(2,655)	(3,325)	670	(20.2)%
Noninterest income	18,246	17,032	1,214	7.1%
Noninterest expense	(62,925)	(59,052)	(3,873)	6.6%
Provision for income taxes	(12,127)	(12,196)	69	(0.6)%
Net income	$34,169	$33,685	$484	1.4%
Diluted earnings per share	$1.06	$1.04	$0.02	1.9%
Dividends per share	$0.36	$0.36	$—	—%
Average common shares	31,924	32,195	(271)	(0.8)%
Average diluted common shares	32,107	32,391	(284)	(0.9)%
Return on average total assets	1.37%	1.38%
Return on average equity	10.15%	10.08%
Efficiency ratio	56.25%	54.55%

	Three months ended June 30,
(dollars and shares in thousands, except per share data)	2026	2025	$ Change	% Change
Net interest income	$93,630	$86,519	$7,111	8.2%
Provision for credit losses	(2,655)	(4,665)	2,010	(43.1)%
Noninterest income	18,246	17,090	1,156	6.8%
Noninterest expense	(62,925)	(61,131)	(1,794)	2.9%
Provision for income taxes	(12,127)	(10,271)	(1,856)	18.1%
Net income	$34,169	$27,542	$6,627	24.1%
Diluted earnings per share	$1.06	$0.84	$0.22	26.2%
Dividends per share	$0.36	$0.33	$0.03	9.1%
Average common shares	31,924	32,757	(833)	(2.5)%
Average diluted common shares	32,107	32,936	(829)	(2.5)%
Return on average total assets	1.37%	1.13%
Return on average equity	10.15%	8.68%
Efficiency ratio	56.25%	59.00%

	Six months ended June 30,
(dollars and shares in thousands, except per share data)	2026	2025	$ Change	% Change
Net interest income	$184,856	$169,061	$15,795	9.3%
Provision for credit losses	(5,980)	(8,393)	2,413	(28.8)%
Noninterest income	35,278	33,163	2,115	6.4%
Noninterest expense	(121,977)	(120,716)	(1,261)	1.0%
Provision for income taxes	(24,323)	(19,210)	(5,113)	26.6%
Net income	$67,854	$53,905	$13,949	25.9%
Diluted earnings per share	$2.10	$1.63	$0.47	28.8%
Dividends per share	$0.72	$0.66	$0.06	9.1%
Average common shares	32,059	32,854	(795)	(2.4)%
Average diluted common shares	32,248	33,033	(785)	(2.4)%
Return on average total assets	1.38%	1.11%
Return on average equity	10.11%	8.61%
Efficiency ratio	55.41%	59.69%

Balance Sheet Data
Total loans outstanding were $7.3 billion as of June 30, 2026, an increase of $352.1 million or 5.1% over June 30, 2025, and an increase of $242.9 million or 13.7% annualized as compared to the trailing quarter ended March 31, 2026. Investments decreased by $74.8 million and decreased $140.6 million for the three- and twelve-month periods ended June 30, 2026, respectively, and ended the quarter with a balance of $1.80 billion or 18.1% of total assets. Quarterly average earning assets to quarterly total average assets was 91.9% on June 30, 2026, compared to 91.8% on June 30, 2025. The loan-to-deposit ratio was 87.4% on June 30, 2026, as compared to 83.1% on June 30, 2025. The Company did not utilize brokered deposits during 2026 or 2025 and continues to rely on organic deposit customers to fund cash flow timing differences.
Total shareholders' equity increased by $19.6 million during the quarter ended June 30, 2026, as net income of $34.2 million was partially offset by a $2.5 million increase in accumulated other comprehensive losses and $11.5 million in cash dividends on common stock. As a result, the Company’s book value increased to $42.03 per share at June 30, 2026, compared to $41.49 at March 31, 2026. The Company’s tangible book value per share, a non-GAAP measure, calculated by subtracting goodwill and other intangible assets from total shareholders’ equity and dividing that sum by total shares outstanding, was $32.40 per share at June 30, 2026, as compared to $31.82 at March 31, 2026.

Trailing Quarter Balance Sheet Change
Ending balances	June 30, 2026	March 31, 2026		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,930,763	$9,948,211	$(17,448)	(0.7)%
Total loans	7,311,090	7,068,198	242,892	13.7
Total investments	1,796,373	1,871,138	(74,765)	(16.0)
Total deposits	8,368,830	8,403,588	(34,758)	(1.7)
Total other borrowings	10,519	11,455	(936)	(32.7)
Loans outstanding increased by $242.9 million or 13.7% on an annualized basis during the quarter ended June 30, 2026. During the quarter, gross loan originations/draws totaled approximately $632.9 million while gross payoffs/repayments of loans totaled $412.8 million, which compares to gross originations/draws and gross payoffs/repayments during the trailing quarter ended of $388.7 million and $442.2 million, respectively. Origination volume was elevated relative to historical norms, while repayments were in line with recent periods. Domestically, the macro-economic outlook remains optimistic for borrowers following the passage of tax and spending legislation that is expected to promote continued economic expansion through the remainder of 2026.
Investment security balances decreased $74.8 million or 16.0% on an annualized basis during the quarter as a result of prepayments / maturities of $113.1 million and net decreases in the market value of securities of $3.6 million, partially offset by purchases totaling $42.1 million. Investment security purchases were comprised of fixed rate agency mortgage-backed securities and collateralized loan obligations. While management intends to primarily utilize cash flows from the investment security portfolio and organic deposit growth to support loan growth, excess liquidity will be utilized for purchases of investment securities to support net interest income growth and net interest margin expansion.
Deposit balances decreased by $34.8 million or 1.7% annualized during the period, inclusive of $68.8 million in one-way sell activity at June 30, 2026, as a short-term method to reduce the Company's overall balance sheet size. There were no deposits sold in the trailing quarter or the same quarter of the prior year.

Average Trailing Quarter Balance Sheet Change
Quarterly average balances for the period ended	June 30, 2026	March 31, 2026		Annualized % Change
(dollars in thousands)			$ Change
Total assets	$9,967,548	$9,912,485	$55,063	2.2%
Total loans	7,176,963	7,041,552	135,411	7.7
Total investments	1,856,574	1,855,250	1,324	0.3
Total deposits	8,409,202	8,334,291	74,911	3.6
Total other borrowings	11,340	10,742	598	22.3

Year Over Year Balance Sheet Change
Ending balances	As of June 30,			% Change
(dollars in thousands)	2026	2025	$ Change
Total assets	$9,930,763	$9,923,983	$6,780	0.1%
Total loans	7,311,090	6,958,993	352,097	5.1
Total investments	1,796,373	1,936,954	(140,581)	(7.3)
Total deposits	8,368,830	8,375,809	(6,979)	(0.1)
Total other borrowings	10,519	17,788	(7,269)	(40.9)

Net Interest Income and Net Interest Margin
The Company's yield on loans for the current quarter was 5.85%, an increase of 7 basis points from 5.78% as of the trailing quarter end and an increase of 9 basis points as compared to 5.76% for the quarter ended June 30, 2025. The tax equivalent yield on the Company's investment security portfolio was 3.33% for the quarter ended June 30, 2026, a decrease of 12 basis points from the trailing quarter end of 3.45% and an increase of 3 basis points from the 3.30% earned during the three months ended June 30, 2025. As compared to the trailing quarter, costs on interest-bearing deposits increased by 1 basis point, while the costs on interest-bearing liabilities increased by 2 basis points. The cost of total interest-bearing deposits decreased by 14 basis points, while the costs of total interest-bearing liabilities decreased by 18 basis points, respectively, between the three-month periods ended June 30, 2026 and 2025, respectively.
The FOMC left short-term interest rates unchanged during the current and prior quarters. The fully tax-equivalent net interest income and net interest margin was $93.9 million and 4.11%, respectively, for the quarter ended June 30, 2026, and was $91.5 million and 4.07%, respectively, for the trailing quarter ended March 31, 2026. More specifically, the net interest rate spread improved by 3 basis points to 3.44% for the quarter ended June 30, 2026, as compared to the trailing quarter, while the net interest margin improved by 4 basis points to 4.11% over the same period.
The Company continues to manage its cost of deposits through the use of various pricing and product mix strategies. As of June 30, 2026, March 31, 2026, and June 30, 2025, deposits priced utilizing these customized strategies totaled $1.0 billion, respectively, and carried weighted average rates of 3.07%, 3.06% and 3.38%, respectively.

	Three months ended
	June 30, 2026	March 31, 2026
(dollars in thousands)			Change	% Change
Interest income	$120,986	$117,827	$3,159	2.7%
Interest expense	(27,356)	(26,601)	(755)	2.8%
Fully tax-equivalent adjustment (FTE) (1)	259	260	(1)	(0.4)%
Net interest income (FTE)	$93,889	$91,486	$2,403	2.6%
Net interest margin (FTE)	4.11%	4.07%

Acquired loans discount accretion, net:
Amount (included in interest income)	$990	$1,386	$(396)	(28.6)%
Net interest margin less effect of acquired loan discount accretion(1)	4.07%	4.01%	0.06%

	Three months ended June 30,
(dollars in thousands)	2026	2025	Change	% Change
Interest income	$120,986	$116,361	$4,625	4.0%
Interest expense	(27,356)	(29,842)	2,486	(8.3)%
Fully tax-equivalent adjustment (FTE) (1)	259	264	(5)	(1.9)%
Net interest income (FTE)	$93,889	$86,783	$7,106	8.2%
Net interest margin (FTE)	4.11%	3.88%

Acquired loans discount accretion, net:
Amount (included in interest income)	$990	$1,247	$(257)	(20.6)%
Net interest margin less effect of acquired loan discount accretion(1)	4.07%	3.82%	0.25%

	Six months ended June 30,
(dollars in thousands)	2026	2025	Change	% Change
Interest income	$238,813	$230,438	$8,375	3.6%
Interest expense	(53,957)	(61,377)	7,420	(12.1)%
Fully tax-equivalent adjustment (FTE) (1)	519	529	(10)	(1.9)%
Net interest income (FTE)	$185,375	$169,590	$15,785	9.3%
Net interest margin (FTE)	4.09%	3.81%

Acquired loans discount accretion, net:
Amount (included in interest income)	$2,376	$3,242	$(866)	(26.7)%
Net interest margin less effect of acquired loan discount accretion(1)	4.04%	3.73%	0.31%

Analysis Of Change in Net Interest Margin on Earning Assets

	Three months ended			Three months ended			Three months ended
	June 30, 2026			March 31, 2026			June 30, 2025
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$7,176,963	$104,595	5.85%	$7,041,552	$100,349	5.78%	$6,878,186	$98,695	5.76%
Investments-taxable	1,726,567	14,306	3.32%	1,724,884	14,662	3.45%	1,818,814	14,921	3.29%
Investments-nontaxable (1)	130,007	1,124	3.47%	130,366	1,126	3.50%	132,576	1,143	3.46%
Total investments	1,856,574	15,430	3.33%	1,855,250	15,788	3.45%	1,951,390	16,064	3.30%
Cash at Fed Reserve and other banks	131,367	1,220	3.72%	213,361	1,950	3.71%	144,383	1,866	5.18%
Total earning assets	9,164,904	121,245	5.31%	9,110,163	118,087	5.26%	8,973,959	116,625	5.21%
Other assets, net	802,644			802,322			804,875
Total assets	$9,967,548			$9,912,485			$9,778,834
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,915,877	$7,067	1.48%	$1,851,122	$6,384	1.40%	$1,804,856	$6,076	1.35%
Savings deposits	2,764,893	10,430	1.51%	2,803,853	10,366	1.50%	2,799,470	12,246	1.75%
Time deposits	1,148,788	9,168	3.20%	1,127,816	9,173	3.30%	1,102,025	9,716	3.54%
Total interest-bearing deposits	5,829,558	26,665	1.83%	5,782,791	25,923	1.82%	5,706,351	28,038	1.97%
Other borrowings	11,340	7	0.25%	10,742	1	0.04%	22,707	92	1.63%
Junior subordinated debt	41,238	684	6.65%	41,238	677	6.66%	101,236	1,712	6.78%
Total interest-bearing liabilities	5,882,136	27,356	1.87%	5,834,771	26,601	1.85%	5,830,294	29,842	2.05%
Noninterest-bearing deposits	2,579,644			2,551,500			2,516,631
Other liabilities	155,380			170,938			158,817
Shareholders’ equity	1,350,388			1,355,276			1,273,092
Total liabilities and shareholders’ equity	$9,967,548			$9,912,485			$9,778,834
Net interest rate spread (1) (2)			3.44%			3.41%			3.16%
Net interest income and margin (1) (3)		$93,889	4.11%		$91,486	4.07%		$86,783	3.88%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.
Net interest income (FTE) during the three months ended June 30, 2026, increased $2.4 million or 2.6% to $93.9 million compared to $91.5 million during the three months ended March 31, 2026. Net interest margin totaled 4.11% for the three months ended June 30, 2026, an increase of 4 basis points from the trailing quarter. The increase in net interest income is primarily attributed to a $3.2 million increase in interest income on earnings assets, led by $4.2 million attributed to lending income. Interest expense increased from deposit costs of $0.7 million as compared to the trailing quarter. The average balance of noninterest-bearing deposits increased by $28.1 million from the three-month average for the period ended March 31, 2026.

As compared to the same quarter in the prior year, average loan yields increased 9 basis points from 5.76% during the three months ended June 30, 2025, to 5.85% during the three months ended June 30, 2026. The accretion of discounts from acquired loans added 6 basis points to loan yields during the quarter ended June 30, 2026, as compared to adding 8 basis points for the quarter ended June 30, 2025. The cost of interest-bearing deposits decreased by 14 basis points between the quarter ended June 30, 2026, and the same quarter of the prior year. The average balance of noninterest-bearing deposits increased by $63.0 million from the three-month average for the period ended June 30, 2025.

For the quarter ended June 30, 2026, the ratio of average total noninterest-bearing deposits to total average deposits was 30.7%, as compared to 30.6% and 30.6% for the quarters ended March 31, 2026 and June 30, 2025, respectively.

	Six months ended June 30, 2026			Six months ended June 30, 2025
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Loans	$7,109,631	$204,944	5.81%	$6,827,469	$194,073	5.73%
Investments-taxable	1,725,730	28,968	3.39%	1,851,439	30,673	3.34%
Investments-nontaxable (1)	130,186	2,250	3.49%	132,980	2,292	3.48%
Total investments	1,855,916	31,218	3.39%	1,984,419	32,965	3.35%
Cash at Fed Reserve and other banks	172,138	3,170	3.71%	175,315	3,929	4.52%
Total earning assets	9,137,685	239,332	5.28%	8,987,203	230,967	5.18%
Other assets, net	802,484			806,241
Total assets	$9,940,169			$9,793,444
Liabilities and shareholders’ equity
Interest-bearing demand deposits	$1,883,678	$13,451	1.44%	$1,817,515	$12,297	1.36%
Savings deposits	2,784,265	20,796	1.51%	2,765,057	24,444	1.78%
Time deposits	1,138,360	18,341	3.25%	1,111,382	20,162	3.66%
Total interest-bearing deposits	5,806,303	52,588	1.83%	5,693,954	56,903	2.02%
Other borrowings	11,043	8	0.15%	55,902	1,061	3.83%
Junior subordinated debt	41,238	1,361	6.66%	101,219	3,413	6.80%
Total interest-bearing liabilities	5,858,584	53,957	1.86%	5,851,075	61,377	2.12%
Noninterest-bearing deposits	2,565,650			2,515,508
Other liabilities	163,117			164,259
Shareholders’ equity	1,352,818			1,262,602
Total liabilities and shareholders’ equity	$9,940,169			$9,793,444
Net interest rate spread (1) (2)			3.42%			3.06%
Net interest income and margin (1) (3)		$185,375	4.09%		$169,590	3.81%
(1)Fully taxable equivalent (FTE). All yields and rates are calculated using specific day counts for the period and year as applicable.
(2)Net interest spread is the average yield earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(3)Net interest margin is computed by calculating the difference between interest income and interest expense, divided by the average balance of interest-earning assets.

Interest Rates and Earning Asset Composition

As of June 30, 2026, the Company's loan portfolio consisted of approximately $7.3 billion in outstanding principal with a weighted average coupon rate of 5.64%. During the three-month periods ending June 30, 2026, March 31, 2026, and June 30, 2025, the weighted average coupon on loan production in the quarter was 6.50%, 6.33% and 6.87%, respectively. Included in the June 30, 2026 total loans balance are adjustable rate loans totaling $5.0 billion, of which $1.0 billion are considered floating based on the Wall Street Prime index. In addition, the Company holds certain investment securities with fair values totaling $259.0 million which are subject to repricing on not less than a quarterly basis.

Asset Quality and Credit Loss Provisioning
During the three months ended June 30, 2026, the Company recorded a provision for credit losses of $2.7 million, as compared to $3.3 million during the trailing quarter, and $4.7 million during the second quarter of 2025.

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Addition to allowance for credit losses on loans and leases	$2,585	$2,970	$4,525	$5,555	$7,188
Addition to reserve for unfunded loan commitments	70	355	140	425	1,205
Total provision for credit losses	$2,655	$3,325	$4,665	$5,980	$8,393

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Balance, beginning of period	$127,939	$125,762	$128,423	$125,762	$125,366
Provision for credit losses on loans and leases	2,585	2,970	4,525	5,555	7,188
Loans charged-off	(455)	(912)	(8,595)	(1,367)	(8,969)
Recoveries of previously charged-off loans	118	119	102	237	870
Balance, end of period	$130,187	$127,939	$124,455	$130,187	$124,455
The ACL was $130.2 million or 1.78% of total loans as of June 30, 2026. The provision for credit losses on loans of $2.6 million recorded allocated approximately $2.3 million toward collectively evaluated loans and $0.3 million to replenish quarterly net charge-offs.
The $2.2 million increase in allowance for credit losses was primarily attributed to net loan growth during the quarter, which totaled $242.9 million. Additionally, Management notes that economic indicators through the end of the current quarter, as well as actual and forecasted trends including, but not limited to, unemployment, gross domestic product, and corporate borrowing rates continued to evidence stability and were supportive of general economic expansion, and were consistent with, if not slightly improved from the period ended March 31, 2026, which is aligned with the Company's direct experiences with borrowers. Management's proactive portfolio management policies and ongoing dialogue with borrowers suggest caution continues to be warranted, with emphasis on the consumer portfolio. Actions by the Federal Reserve during 2026 or stimulative policies by the Federal government may impact this outlook overall, but the uncertainty associated with the extent and timing of these potential reductions has inhibited a material change to monetary policy assumptions. Furthermore, political policy risks both domestic and international remain unresolved, which could quickly lead to further negative effects on domestic economic outcomes. The lingering uncertainties related to the extent and duration of escalation within the Middle East, and potential domestic economic impact from volatility in oil prices and the impact on inflation risks, continue to present challenges in correlating potential improvement of credit risks within the Company's loan portfolio. Therefore, management continues to believe that certain credit weaknesses are present in the overall economy and that it is appropriate to maintain a reserve level that incorporates such risk factors.
While the required reserves on individually evaluated credits remained flat as compared to the trailing quarter, the Company continues to work closely with these largely cooperative borrowers and is diligently monitoring for any further changes in financial conditions. Management believes the provisioning for these individually analyzed relationships is sufficient relative to expected future losses, if any. The net charge-offs incurred during the quarter were spread amongst numerous borrowers and loan types.

(dollars in thousands)	As of June 30, 2026	% of Loans Outstanding	As of March 31, 2026	% of Loans Outstanding	As of June 30, 2025	% of Loans Outstanding
Risk Rating:
Pass	$7,050,687	96.5%	$6,813,091	96.4%	$6,751,005	97.0%
Special Mention	119,600	1.6%	113,778	1.6%	73,215	1.1%
Substandard	140,803	1.9%	141,329	2.0%	134,773	1.9%
Total	$7,311,090	100.0%	$7,068,198	100.0%	$6,958,993	100.0%

Classified loans to total loans	1.93%		2.00%		1.94%
Loans past due 30+ days to total loans	0.68%		0.69%		0.62%
ACL to non-performing loans	189.11%		184.20%		192.11%
The ratio of classified loans to total loans of 1.93% as of June 30, 2026, was a decrease of 7 basis points from March 31, 2026, and 1 basis point from the comparative quarter ended 2025. The change in classified loans outstanding as compared to the trailing quarter represented a decrease of approximately $0.5 million.
Loans past due 30 days or more increased by $0.7 million during the quarter ended June 30, 2026, to $49.6 million, as compared to $48.9 million at March 31, 2026. The majority of loans identified as past due are well-secured by collateral, and approximately $27.5 million are less than 90 days delinquent.
Non-performing loans decreased by $0.6 million during the quarter ended June 30, 2026, to $68.8 million as compared to $69.5 million at March 31, 2026. The credit and collateral profiles of non-performing loans remain generally consistent with the trailing quarter. As noted previously, management continues to proactively work with these borrowers to identify actionable and appropriate resolution strategies which are customary for the industries. Management anticipates that these proactive strategies, specifically within agricultural real estate secured and agricultural commercial loans, will further benefit from the continued improvement in agricultural commodity prices, stable water supply, and growing crop demand. Of the $68.8 million loans designated as non-performing as of June 30, 2026, approximately $43.9 million are current or less than 30 days past due with respect to payments required under their existing loan agreements.

Management continues to proactively assess the repayment capacity of borrowers that will be subject to rate resets in the near term. To date this analysis as well as management's observations of loans that have experienced a rate reset, have resulted in an insignificant need to provide concessions to borrowers.
As of June 30, 2026, other real estate owned consisted of 14 properties with a carrying value of approximately $6.8 million, as compared to 14 properties with a carrying value of $7.0 million at March 31, 2026. Non-performing assets of $75.6 million at June 30, 2026, represented 0.76% of total assets, a change from $76.4 million or 0.77% and $67.5 million or 0.68% as of March 31, 2026 and June 30, 2025, respectively.
Allocation of Credit Loss Reserves by Loan Type

	As of June 30, 2026		As of March 31, 2026		As of June 30, 2025
(dollars in thousands)	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding	Amount	% of Loans Outstanding
Commercial real estate:
CRE - Non-Owner Occupied	$42,183	1.64%	$41,647	1.64%	$40,921	1.68%
CRE - Owner Occupied	16,048	1.54%	16,286	1.60%	11,578	1.16%
Multifamily	16,688	1.44%	16,384	1.47%	15,097	1.47%
Farmland	4,741	1.98%	5,593	2.33%	6,888	2.60%
Total commercial real estate loans	79,660	1.59%	79,910	1.63%	74,484	1.57%
Consumer:
SFR 1-4 1st Liens	10,451	1.26%	9,929	1.22%	11,135	1.31%
SFR HELOCs and Junior Liens	12,872	3.00%	12,297	2.86%	12,021	3.08%
Other	1,646	5.06%	1,560	4.30%	2,162	4.49%
Total consumer loans	24,969	1.94%	23,786	1.86%	25,318	1.96%

Commercial and Industrial	13,487	2.41%	12,435	2.67%	10,024	2.14%
Construction	8,451	2.83%	8,239	3.13%	10,995	3.61%
Agricultural Production	3,602	2.46%	3,548	2.44%	3,609	2.24%
Leases	18	0.48%	21	0.48%	25	0.44%
Allowance for credit losses	130,187	1.78%	127,939	1.81%	124,455	1.79%
Reserve for unfunded loan commitments	8,170		8,100		7,205
Total allowance for credit losses	$138,357	1.89%	$136,039	1.92%	$131,660	1.89%

In addition to the allowance for credit losses above, the Company has acquired various performing loans whose fair value as of the acquisition date was determined to be less than the principal balance owed on those loans. This difference represents the collective discount of credit, interest rate and liquidity measurements, which are expected to be amortized over the life of the loans. As of June 30, 2026, the unamortized discount associated with acquired loans totaled $12.6 million, which, when combined with the total allowance for credit losses above, represents 2.06% of total loans.

Non-interest Income

	Three months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	Change	% Change
ATM and interchange fees	$6,771	$6,269	$502	8.0%
Service charges on deposit accounts	5,453	5,209	244	4.7%
Other service fees	1,529	1,487	42	2.8%
Mortgage banking service fees	419	427	(8)	(1.9)%
Change in value of mortgage servicing rights	(174)	(232)	58	25.0%
Total service charges and fees	13,998	13,160	838	6.4%
Increase in cash value of life insurance	875	816	59	7.2%
Asset management and commission income	1,761	2,049	(288)	(14.1)%
Gain on sale of loans	485	397	88	22.2%
Lease brokerage income	48	97	(49)	(50.5)%
Sale of customer checks	319	364	(45)	(12.4)%
(Loss) gain on sale of investment securities	—	17	(17)	(100.0)%
(Loss) gain on marketable equity securities	(11)	(17)	6	(35.3)%
Other income	771	149	622	417.4%
Total other non-interest income	4,248	3,872	376	9.7%
Total non-interest income	$18,246	$17,032	$1,214	7.1%
Total non-interest income increased $1.2 million or 7.1% to $18.2 million during the three months ended June 30, 2026, compared to $17.0 million during the quarter ended March 31, 2026. Non-interest income activity during the quarter benefitted from an increase in interchange and service charge income of $0.8 million as compared to the trailing quarter. Other income during the three months ended June 30, 2026 increased by $0.6 million, largely attributed to various proceeds from insurance matters totaling $560,000.

	Three months ended June 30,
(dollars in thousands)	2026	2025	Change	% Change
ATM and interchange fees	$6,771	$6,590	$181	2.7%
Service charges on deposit accounts	5,453	5,189	264	5.1%
Other service fees	1,529	1,485	44	3.0%
Mortgage banking service fees	419	438	(19)	(4.3)%
Change in value of mortgage servicing rights	(174)	(52)	(122)	(234.6)%
Total service charges and fees	13,998	13,650	348	2.5%
Increase in cash value of life insurance	875	842	33	3.9%
Asset management and commission income	1,761	1,635	126	7.7%
Gain on sale of loans	485	503	(18)	(3.6)%
Lease brokerage income	48	50	(2)	(4.0)%
Sale of customer checks	319	318	1	0.3%
(Loss) gain on sale or exchange of investment securities	—	4	(4)	100.0%
(Loss) gain on marketable equity securities	(11)	8	(19)	(237.5)%
Other income	771	80	691	863.8%
Total other non-interest income	4,248	3,440	808	23.5%
Total non-interest income	$18,246	$17,090	$1,156	6.8%
Non-interest income increased $1.2 million or 6.8% to $18.2 million during the three months ended June 30, 2026, compared to $17.1 million during the comparative quarter ended June 30, 2025. Excluding the insurance proceeds noted above, changes in non-interest income line items were modest but generally improved during the quarter.

	Six months ended June 30,
(dollars in thousands)	2026	2025	Change	% Change
ATM and interchange fees	$13,040	$12,696	$344	2.7%
Service charges on deposit accounts	10,662	10,103	559	5.5%
Other service fees	3,016	2,844	172	6.0%
Mortgage banking service fees	846	877	(31)	(3.5)%
Change in value of mortgage servicing rights	(406)	(192)	(214)	(111.5)%
Total service charges and fees	27,158	26,328	830	3.2%
Increase in cash value of life insurance	1,691	1,662	29	1.7%
Asset management and commission income	3,810	3,123	687	22.0%
Gain on sale of loans	882	847	35	4.1%
Lease brokerage income	145	116	29	25.0%
Sale of customer checks	683	663	20	3.0%
(Loss) gain on sale or exchange of investment securities	17	(1,142)	1,159	101.5%
(Loss) gain on marketable equity securities	(28)	47	(75)	(159.6)%
Other income	920	1,519	(599)	(39.4)%
Total other non-interest income	8,120	6,835	1,285	18.8%
Total non-interest income	$35,278	$33,163	$2,115	6.4%
Non-interest income increased $2.1 million or 6.4% to $35.3 million during the six months ended June 30, 2026, compared to $33.2 million during the comparative period ended June 30, 2025. As noted above, service charges and customer fees in the 2026 period drove an increase of $0.8 million. Further, elevated activity and volume of assets under management resulted in an increase of $0.7 million or 22.0% in related income. Other income for the six months ended June 30, 2026 and 2025 included excess insurance related proceeds of $560,000 and $1,207,000, respectively.

Non-interest Expense

	Three months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	Change	% Change
Base salaries, net of deferred loan origination costs	$25,481	$24,238	$1,243	5.1%
Incentive compensation	6,530	4,726	1,804	38.2%
Benefits and other compensation costs	6,961	7,181	(220)	(3.1)%
Total salaries and benefits expense	38,972	36,145	2,827	7.8%
Occupancy	4,360	4,459	(99)	(2.2)%
Data processing and software	5,439	5,287	152	2.9%
Equipment	1,301	1,354	(53)	(3.9)%
Intangible amortization	430	430	—	—%
Advertising	729	835	(106)	(12.7)%
ATM and POS network charges	2,051	1,668	383	23.0%
Professional fees	1,591	1,639	(48)	(2.9)%
Telecommunications	477	442	35	7.9%
Regulatory assessments and insurance	1,300	1,305	(5)	(0.4)%
Merger and acquisition expenses	850	—	850	—%
Postage	407	346	61	17.6%
Operational loss	267	520	(253)	(48.7)%
Courier service	576	520	56	10.8%
(Gain) loss on disposal of fixed assets	—	(15)	15	(100.0)%
Other miscellaneous expense	4,175	4,117	58	1.4%
Total other non-interest expense	23,953	22,907	1,046	4.6%
Total non-interest expense	$62,925	$59,052	$3,873	6.6%
Average full-time equivalent staff	1,110	1,117	(7)	(0.6)%
Total non-interest expense for the quarter ended June 30, 2026, increased $3.9 million or 6.6% to $62.9 million as compared to $59.1 million during the trailing quarter ended March 31, 2026. Total salaries and benefits expense, the largest non-interest expense component, increased by $2.8 million or 7.8%, reflecting the increase of $1.8 million in incentive compensation expense related to loan production activities and overall bank performance as well as a $1.2 million increase in base salary expense following routine merit increases effective late March. Merger and acquisitions costs during the quarter totaled $0.9 million and were related to the proposed merger with First Hawaiian, Inc. announced on July 13, 2026.

	Three months ended June 30,
(dollars in thousands)	2026	2025	Change	% Change
Base salaries, net of deferred loan origination costs	$25,481	$25,757	$(276)	(1.1)%
Incentive compensation	6,530	5,223	1,307	25.0%
Benefits and other compensation costs	6,961	7,306	(345)	(4.7)%
Total salaries and benefits expense	38,972	38,286	686	1.8%
Occupancy	4,360	4,200	160	3.8%
Data processing and software	5,439	4,959	480	9.7%
Equipment	1,301	1,189	112	9.4%
Intangible amortization	430	483	(53)	(11.0)%
Advertising	729	808	(79)	(9.8)%
ATM and POS network charges	2,051	1,843	208	11.3%
Professional fees	1,591	1,667	(76)	(4.6)%
Telecommunications	477	513	(36)	(7.0)%
Regulatory assessments and insurance	1,300	1,297	3	0.2%
Merger and acquisition expenses	850	—	850	n/m
Postage	407	385	22	5.7%
Operational loss	267	270	(3)	(1.1)%
Courier service	576	544	32	5.9%
(Gain) loss on disposal of fixed assets	—	5	(5)	(100.0)%
Other miscellaneous expense	4,175	4,682	(507)	(10.8)%
Total other non-interest expense	23,953	22,845	1,108	4.9%
Total non-interest expense	$62,925	$61,131	$1,794	2.9%
Average full-time equivalent staff	1,110	1,171	(61)	(5.2)%
Total non-interest expense increased $1.8 million or 2.9% to $62.9 million during the three months ended June 30, 2026, as compared to $61.1 million for the quarter ended June 30, 2025. Total salaries and benefits expense increased by $0.7 million or 1.8% on a net basis, led by incentive compensation attributed to the elevated loan origination activity. Excluding the aforementioned merger expenses, changes in other non-interest expense line items were mixed during the quarter ended June 30, 2026, but essentially flat and due to timing differences rather than unique changes in operations.

	Six months ended June 30,
(dollars in thousands)	2026	2025	Change	% Change
Base salaries, net of deferred loan origination costs	$49,719	$51,158	$(1,439)	(2.8)%
Incentive compensation	11,256	9,261	1,995	21.5%
Benefits and other compensation costs	14,142	14,722	(580)	(3.9)%
Total salaries and benefits expense	75,117	75,141	(24)	(0.03)%
Occupancy	8,819	8,277	542	6.5%
Data processing and software	10,726	10,017	709	7.1%
Equipment	2,655	2,473	182	7.4%
Intangible amortization	860	997	(137)	(13.7)%
Advertising	1,564	2,012	(448)	(22.3)%
ATM and POS network charges	3,719	3,694	25	0.7%
Professional fees	3,230	3,185	45	1.4%
Telecommunications	919	1,001	(82)	(8.2)%
Regulatory assessments and insurance	2,605	2,580	25	1.0%
Merger and acquisition expenses	850	—	850	n/m
Postage	753	705	48	6.8%
Operational loss	787	694	93	13.4%
Courier service	1,096	1,032	64	6.2%
(Gain) loss on sale or acquisition of foreclosed assets	—	(3)	3	(100.0)%
(Gain) loss on disposal of fixed assets	(15)	90	(105)	(116.7)%
Other miscellaneous expense	8,292	8,821	(529)	(6.0)%
Total other non-interest expense	46,860	45,575	1,285	2.8%
Total non-interest expense	$121,977	$120,716	$1,261	1.0%
Average full-time equivalent staff	1,114	1,183	(69)	(5.8)%
Non-interest expense increased $1.3 million or 1.0% to $122.0 million during the six months ended June 30, 2026, as compared to $120.7 million for the trailing six months ended. Excluding the aforementioned merger expenses, changes in other non-interest expense line items were mixed during the six months period ended June 30, 2026, but essentially flat and due to timing differences rather than unique changes in operations.

Provision for Income Taxes
The Company’s effective tax rate was 26.2% for the quarter ended June 30, 2026, as compared to 26.6% for the quarter ended March 31, 2026, and 27.2% for the quarter ended June 30, 2025. Differences between the Company's effective tax rate and applicable federal and state blended statutory rate of approximately 29.6% are due to the proportion of non-taxable revenues, non-deductible expenses, and benefits from tax credits as compared to the levels of pre-tax earnings.

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)	Three months ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Revenue and Expense Data
Interest income	$120,986	$117,827	$120,147	$119,987	$116,361
Interest expense	27,356	26,601	27,920	30,432	29,842
Net interest income	93,630	91,226	92,227	89,555	86,519
Provision for credit losses	2,655	3,325	3,000	670	4,665
Noninterest income:
Service charges and fees	13,998	13,160	13,366	13,751	13,650
(Loss) gain on sale or exchange of investment securities	—	17	19	(2,124)	4
Other income	4,248	3,855	3,783	6,380	3,436
Total noninterest income	18,246	17,032	17,168	18,007	17,090
Noninterest expense:
Salaries and benefits	38,972	36,145	36,901	37,729	38,286
Occupancy and equipment	5,661	5,813	5,932	5,657	5,389
Data processing and network	7,490	6,955	7,344	6,749	6,802
Other noninterest expense	10,802	10,139	9,642	10,289	10,654
Total noninterest expense	62,925	59,052	59,819	60,424	61,131
Total income before taxes	46,296	45,881	46,576	46,468	37,813
Provision for income taxes	12,127	12,196	12,942	12,449	10,271
Net income	$34,169	$33,685	$33,634	$34,019	$27,542
Share Data
Basic earnings per share	$1.07	$1.05	$1.04	$1.04	$0.84
Diluted earnings per share	$1.06	$1.04	$1.03	$1.04	$0.84
Dividends per share	$0.36	$0.36	$0.36	$0.36	$0.33
Book value per common share	$42.03	$41.49	$41.07	$40.12	$38.92
Tangible book value per common share (1)	$32.40	$31.82	$31.52	$30.61	$29.40
Shares outstanding	31,965,507	31,910,590	32,334,974	32,506,880	32,550,264
Weighted average common shares	31,923,652	32,194,905	32,444,684	32,542,401	32,757,378
Weighted average diluted common shares	32,106,594	32,391,466	32,630,819	32,723,358	32,935,750
Credit Quality
Allowance for credit losses to gross loans	1.78%	1.81%	1.77%	1.78%	1.79%
Loans past due 30 days or more	$49,611	$48,887	$37,931	$45,712	$42,965
Total nonperforming loans	$68,843	$69,458	$64,218	$65,647	$64,783
Total nonperforming assets	$75,621	$76,424	$70,464	$71,077	$67,466
Loans charged-off	$455	$912	$1,345	$737	$8,595
Loans recovered	$118	$119	$136	$123	$102
Selected Financial Ratios
Return on average total assets	1.37%	1.38%	1.34%	1.36%	1.13%
Return on average equity	10.15%	10.08%	10.02%	10.47%	8.68%
Average yield on loans	5.85%	5.78%	5.77%	5.75%	5.76%
Average yield on interest-earning assets	5.31%	5.26%	5.23%	5.25%	5.21%
Average rate on interest-bearing deposits	1.83%	1.82%	1.87%	1.99%	1.97%
Average cost of total deposits	1.27%	1.26%	1.29%	1.39%	1.37%
Average cost of total deposits and other borrowings	1.27%	1.26%	1.29%	1.38%	1.37%
Average rate on borrowings & subordinated debt	5.27%	5.29%	5.19%	5.49%	5.84%
Average rate on interest-bearing liabilities	1.87%	1.85%	1.90%	2.05%	2.05%
Net interest margin (fully tax-equivalent) (1)	4.11%	4.07%	4.02%	3.92%	3.88%
Loans to deposits	87.36%	84.11%	86.05%	84.07%	83.08%
Efficiency ratio	56.25%	54.55%	54.68%	56.18%	59.00%
Supplemental Loan Interest Income Data
Discount accretion on acquired loans	$990	$1,386	$915	$996	$1,247
All other loan interest income (1)	$103,605	$98,963	$101,316	$100,008	$97,448
Total loan interest income (1)	$104,595	$100,349	$102,231	$101,004	$98,695

(1) Non-GAAP measure

TriCo Bancshares—Condensed Consolidated Financial Data (unaudited)

(dollars in thousands, except per share data)
Balance Sheet Data	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Cash and due from banks	$105,221	$301,305	$157,014	$298,820	$314,268
Securities, available for sale, net	1,698,334	1,768,148	1,734,623	1,743,437	1,818,032
Securities, held to maturity, net	80,789	85,740	90,544	95,446	101,672
Restricted equity securities	17,250	17,250	17,250	17,250	17,250
Loans held for sale	1,880	4,186	2,695	2,785	1,577
Loans:
Commercial real estate	5,013,880	4,908,229	4,853,762	4,793,394	4,730,732
Consumer	1,288,973	1,282,181	1,314,610	1,293,909	1,288,691
Commercial and industrial	559,886	465,081	464,428	453,221	467,564
Construction	298,388	262,872	301,045	298,774	304,920
Agriculture production	146,190	145,463	172,494	162,338	161,457
Leases	3,773	4,372	4,748	5,188	5,629
Total loans, gross	7,311,090	7,068,198	7,111,087	7,006,824	6,958,993
Allowance for credit losses	(130,187)	(127,939)	(125,762)	(124,571)	(124,455)
Total loans, net	7,180,903	6,940,259	6,985,325	6,882,253	6,834,538
Premises and equipment	69,356	68,944	69,724	70,509	70,092
Cash value of life insurance	137,465	138,070	137,253	136,391	135,520
Accrued interest receivable	33,510	32,661	33,652	32,126	32,534
Goodwill	304,442	304,442	304,442	304,442	304,442
Other intangible assets	3,611	4,041	4,471	4,953	5,435
Operating leases, right-of-use	23,647	24,812	25,505	25,917	22,158
Other assets	274,355	258,353	259,565	264,507	266,465
Total assets	$9,930,763	$9,948,211	$9,822,063	$9,878,836	$9,923,983
Deposits:
Noninterest-bearing demand deposits	$2,606,809	$2,559,060	$2,594,032	$2,544,306	$2,559,788
Interest-bearing demand deposits	1,849,252	1,887,823	1,784,769	1,836,550	1,826,041
Savings deposits	2,769,758	2,809,855	2,775,058	2,847,168	2,879,212
Time certificates	1,143,011	1,146,850	1,110,042	1,106,437	1,110,768
Total deposits	8,368,830	8,403,588	8,263,901	8,334,461	8,375,809
Accrued interest payable	7,149	7,758	8,795	8,241	10,172
Operating lease liability	25,300	26,525	27,278	27,683	23,965
Other liabilities	134,134	133,621	141,137	145,869	128,162
Other borrowings	10,519	11,455	11,713	17,039	17,788
Junior subordinated debt	41,238	41,238	41,238	41,238	101,264
Total liabilities	8,587,170	8,624,185	8,494,062	8,574,531	8,657,160
Common stock	674,014	673,507	682,362	685,594	685,489
Retained earnings	771,368	749,769	740,244	723,668	702,690
Accumulated other comprehensive loss, net of tax	(101,789)	(99,250)	(94,605)	(104,957)	(121,356)
Total shareholders’ equity	$1,343,593	$1,324,026	$1,328,001	$1,304,305	$1,266,823
Quarterly Average Balance Data
Average loans	$7,176,963	$7,041,552	$7,023,749	$6,971,860	$6,878,186
Average interest-earning assets	$9,164,904	$9,110,163	$9,127,429	$9,090,900	$8,973,959
Average total assets	$9,967,548	$9,912,485	$9,929,582	$9,900,675	$9,778,834
Average deposits	$8,409,202	$8,334,291	$8,376,361	$8,361,600	$8,222,982
Average borrowings and subordinated debt	$52,578	$51,980	$54,943	$88,972	$123,943
Average total equity	$1,350,388	$1,355,276	$1,332,304	$1,289,535	$1,273,092
Capital Ratio Data
Total risk-based capital ratio	15.0%	15.1%	15.1%	15.1%	15.6%
Tier 1 capital ratio	13.7%	13.8%	13.8%	13.9%	13.9%
Tier 1 common equity ratio	13.3%	13.3%	13.3%	13.4%	13.1%
Tier 1 leverage ratio	12.0%	11.9%	11.8%	11.7%	11.8%
Tangible capital ratio (1)	10.8%	10.5%	10.7%	10.4%	10.0%

(1) Non-GAAP measure

TriCo Bancshares—Non-GAAP Financial Measures (unaudited)
In addition to results presented in accordance with generally accepted accounting principles in the United States of America (GAAP), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this press release because it believes that they provide useful and comparative information to assess trends in the Company's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below:

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net interest margin
Acquired loans discount accretion, net:
Amount (included in interest income)	$990	$1,386	$1,247	$2,376	$3,242
Effect on average loan yield	0.06%	0.08%	0.08%	0.06%	0.09%
Effect on net interest margin (FTE)	0.04%	0.06%	0.06%	0.05%	0.07%
Net interest margin (FTE)	4.11%	4.07%	3.88%	4.09%	3.81%
Net interest margin less effect of acquired loan discount accretion (Non-GAAP)	4.07%	4.01%	3.82%	4.04%	3.73%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Pre-tax pre-provision return on average assets or equity
Net income (GAAP)	$34,169	$33,685	$27,542	$67,854	$53,905
Exclude provision for income taxes	12,127	12,196	10,271	24,323	19,210
Exclude provision for credit losses	2,655	3,325	4,665	5,980	8,393
Net income before provisions for income taxes and credit losses (Non-GAAP)	$48,951	$49,206	$42,478	$98,157	$81,508

Average assets (GAAP)	$9,967,548	$9,912,485	$9,778,834	$9,940,169	$9,793,444
Average equity (GAAP)	$1,350,388	$1,355,276	$1,273,092	$1,352,818	$1,262,602

Return on average assets (GAAP) (annualized)	1.37%	1.38%	1.13%	1.38%	1.11%
Pre-tax pre-provision return on average assets (Non-GAAP) (annualized)	1.97%	2.01%	1.74%	1.99%	1.68%
Return on average equity (GAAP) (annualized)	10.15%	10.08%	8.68%	10.11%	8.61%
Pre-tax pre-provision return on average equity (Non-GAAP) (annualized)	14.54%	14.72%	13.38%	14.63%	13.02%

	Three months ended			Six months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Return on tangible common equity
Average total shareholders' equity	$1,350,388	$1,355,276	$1,273,092	$1,352,818	$1,262,602
Exclude average goodwill	304,442	304,442	304,442	304,442	304,442
Exclude average other intangibles	3,890	4,319	5,743	4,103	5,987
Average tangible common equity (Non-GAAP)	$1,042,056	$1,046,515	$962,907	$1,044,273	$952,173

Net income (GAAP)	$34,169	$33,685	$27,542	$67,854	$53,905
Exclude amortization of intangible assets, net of tax effect	303	303	340	605	702
Tangible net income available to common shareholders (Non-GAAP)	$34,472	$33,988	$27,882	$68,459	$54,607

Return on average equity (GAAP) (annualized)	10.15%	10.08%	8.68%	10.11%	8.61%
Return on average tangible common equity (Non-GAAP)	13.27%	13.17%	11.61%	13.22%	11.57%

	Three months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Tangible shareholders' equity to tangible assets
Shareholders' equity (GAAP)	$1,343,593	$1,324,026	$1,328,001	$1,304,305	$1,266,823
Exclude goodwill and other intangible assets, net	308,053	308,483	308,913	309,395	309,877
Tangible shareholders' equity (Non-GAAP)	$1,035,540	$1,015,543	$1,019,088	$994,910	$956,946

Total assets (GAAP)	$9,930,763	$9,948,211	$9,822,063	$9,878,836	$9,923,983
Exclude goodwill and other intangible assets, net	308,053	308,483	308,913	309,395	309,877
Total tangible assets (Non-GAAP)	$9,622,710	$9,639,728	$9,513,150	$9,569,441	$9,614,106

Shareholders' equity to total assets (GAAP)	13.53%	13.31%	13.52%	13.20%	12.77%
Tangible shareholders' equity to tangible assets (Non-GAAP)	10.76%	10.53%	10.71%	10.40%	9.95%

	Three months ended
(dollars in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Tangible common shareholders' equity per share
Tangible shareholders' equity (Non-GAAP)	$1,035,540	$1,015,543	$1,019,088	$994,910	$956,946

Common shares outstanding at end of period	31,965,507	31,910,590	32,334,974	32,506,880	32,550,264

Common shareholders' equity (book value) per share (GAAP)	$42.03	$41.49	$41.07	$40.12	$38.92
Tangible common shareholders' equity (tangible book value) per share (Non-GAAP)	$32.40	$31.82	$31.52	$30.61	$29.40

Investor Contact
Peter G. Wiese, EVP & CFO, (530) 898-0300

About TriCo Bancshares
Established in 1975, Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing services in traditional stand-alone and in-store bank branches and loan production offices in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements based on current expectations and beliefs of the Company ("TriCo") and First Hawaiian, Inc. and its subsidiaries (including First Hawaiian Bank) ("FHI") concerning future developments and their potential effects on TriCo and FHI. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of TriCo and FHI. TriCo and FHI caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: changes in general economic, political, or industry conditions, and in conditions impacting the banking industry specifically; uncertainty in U.S. fiscal, monetary and trade policy, including the interest rate policies of the Federal Reserve Board or the effects of any declines in housing and commercial real estate prices, high or increasing unemployment rates, continued or renewed inflation, the impact of proposed or imposed tariffs by the U.S. government or retaliatory tariffs proposed or imposed by U.S. trading partners that could have an adverse impact on customers or any recession or slowdown in economic growth particularly in the markets in which TriCo and FHI conduct business, including California, Hawaii, Guam and Saipan; volatility and disruptions in global capital and credit markets; the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; changes in interest rates that could significantly reduce net interest income and negatively affect asset yields and valuations and funding sources, including impacts on prepayment speeds; competitive pressures among financial institutions and nontraditional providers of financial services, including on product pricing and services; concentrations within TriCo's or FHI’s loan portfolio (including commercial real estate loans) or other asset classes, and the parties’ ability to attract and retain customer deposits, large loans to certain borrowers, access liquidity and capital, and manage deposit costs and funding sources; the success, impact, and timing of TriCo's and FHI’s respective business strategies, including market acceptance of any new products or services and TriCo's and FHI’s ability to successfully implement strategic, operational, technology and integration initiatives; the failure to properly use and protect customer and employee information and data; cybersecurity risks (such as TriCo's 2023 cyber security ransomware incident), including the occurrence of fraudulent activity or a material breach of, or disruption to, the security of FHI’s, TriCo’s or their vendors’ systems; risks related to the development, implementation, use and management of artificial intelligence and other emerging technologies; the effects of failures or interruptions of information, communications or third-party service-provider systems; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations; changes in laws or regulations; adverse weather conditions, natural disasters and other catastrophic events such as wildfires; the challenges of attracting, integrating and retaining key employees, especially while the merger of TriCo with FHI (the "Transaction") is pending; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement to which TriCo and FHI are parties; the outcome of any legal proceedings that may be instituted against TriCo or FHI, including potential litigation relating to the Transaction; delays in completing the Transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the failure to obtain stockholder or shareholder approvals, as applicable, or to satisfy any of the other conditions to the closing of the Transaction on a timely basis or at all; changes in TriCo's or FHI’s share price before closing, including as a result of the financial performance of the other party prior to closing, or more generally due to broader stock market movements, and the performance of financial companies and peer group companies; the possibility that the anticipated benefits of the Transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where TriCo and FHI do business; certain restrictions during the pendency of the proposed Transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Transaction; the ability to complete the Transaction and integration of TriCo and FHI promptly and successfully; the dilution caused by FHI’s issuance of additional shares of its capital stock in connection with the Transaction; potential judgments, orders, settlements, penalties, fines and reputational damage resulting from pending or future litigation and regulatory investigations, proceedings and enforcement actions; each company's ability to manage the risks involved in the foregoing; and other factors that may affect the future results of TriCo and FHI. The foregoing factors should not be considered an exhaustive list and should be read together with the other cautionary statements set forth in TriCo’s Annual Report on Form 10-K for the year ended December 31, 2025 and its latest Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission (the "SEC") and available on TriCo’s website, in the “Investor Relations” section of TriCo's website, www.tcbk.com, under the “About” tab and the “Investor Relations” link and then under the heading “SEC Filings” and in other documents TriCo files with the SEC, and in FHI’s Annual Report on Form 10-K for the year ended December 31, 2025 and its latest Quarterly Report on Form 10-Q, which are on file with the SEC and available on FHI’s investor relations website, https://ir.fhb.com, under the heading “SEC Filings,” and in other documents FHI files with the SEC. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Accordingly, you should not place undue reliance on any such forward-looking statements. Annualized, pro forma, projections and estimates are not forecasts and may not reflect actual results. Neither TriCo nor FHI undertakes any obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Additional Information

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed Transaction, FHI will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of FHI and TriCo and a Prospectus of FHI, as well as other relevant documents concerning the Transaction. Certain matters in respect of the Transaction involving FHI and TriCo will be submitted to FHI’s stockholders and TriCo’s shareholders, as applicable, for their consideration.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS, FHI STOCKHOLDERS AND TRICO SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders or shareholders, as applicable, will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about the Transaction, FHI and TriCo, without charge, at the SEC’s website, www.sec.gov. Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to First Hawaiian, Inc., Attention: Secretary, 999 Bishop Street, Honolulu, HI 96813, (808) 525-7000 or to TriCo Bancshares, Attention: Shareholder Services, 63 Constitution Drive, Chico, CA 95973, (530) 898-0300.

PARTICIPANTS IN THE SOLICITATION

FHI, TriCo, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from FHI stockholders or TriCo shareholders in connection with the Transaction under the rules of the SEC. Information regarding FHI’s directors and executive officers is available in the sections entitled “Directors, Executive Officers and Corporate Governance” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” in FHI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 27, 2026 (available here); in the sections entitled “Corporate Governance and Board Matters,” “Compensation Discussion and Analysis,” “Executive Compensation Tables,” “Biographies of Executive Officers” and “Security Ownership of Certain Beneficial Owners, Directors and Management” in FHI’s definitive proxy statement relating to its 2026 Annual Meeting of Stockholders, which was filed with the SEC on March 12, 2026 (available here); and other documents filed by FHI with the SEC. Information regarding TriCo’s directors and executive officers is available in the sections entitled “Directors, Executive Officers and Corporate Governance” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;” in TriCo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on March 2, 2026 (available here); in the sections entitled “Board of Directors,” “Corporate Governance, Board Nominations and Board Committees,” “Compensation of Directors,” “Ownership of Voting Securities,” “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” in TriCo’s definitive proxy statement relating to its 2026 Annual Meeting of Shareholders, which was filed with the SEC on April 17, 2026 (available here); and other documents filed by TriCo with the SEC. To the extent holdings of FHI common stock by the directors and executive officers of FHI or holdings of TriCo common stock by directors and executive officers of TriCo have changed from the amounts held by such persons as reflected in the documents described above, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus relating to the Transaction. Free copies of this document, when available, may be obtained as described in the preceding paragraph.